UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2022

RESOLUTE FOREST PRODUCTS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33776	98-0526415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Resolute Forest Products Inc.
1010 De La Gauchetière Street West, Suite 400
Montreal, Quebec, Canada H3B 2N2
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (514) 875-2160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	RFP	New York Stock Exchange
Toronto Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

2022 STIP

Upon the recommendation of its human resources and compensation/nominating and governance committee, the independent members of the board of directors of Resolute Forest Products Inc. (the “company”) adopted on February 2, 2022, the material terms of the 2022 Resolute Forest Products Inc. Short-Term Incentive Plan (the “2022 STIP”). The 2022 STIP provides that participating employees, including each of the company’s named executive officers, are eligible to receive cash incentive awards expressed as a percentage of their base salaries, based on the achievement of certain quantitative company performance goals and individual performance over the 2022 annual period. In respect of the company’s named executive officers, the threshold, target and maximum incentive awards are 42.5%, 100% and 172.5% of base salary, with no applicable minimum.

The STIP payout includes a component attributable to achievement of company performance goals and a second attributable to individual performance. Added together, these two amounts form the final STIP payout amount.

With regards to the company performance goals, the performance metrics applicable to the company’s named executive officers are based on budget targets relating to: income from operations; selling, general and administrative expenses; productivity; fixed costs; usage of variable components; frequency rate and severity rate of safety incidents; environmental incidents; and greenhouse gas (GHG) reduction. To determine the amount attributable to achievement of the company performance goals, each company’s named executive officer’s base salary is multiplied by the actual percentage payout for the company performance metrics, further multiplied by 85%.

To determine the amount, if any, attributable to individual performance, the named executive officer’s base salary is multiplied by the actual percentage payout for the company performance metrics, further multiplied by a percentage up to 30% reflecting the executive’s individual payout factor. The individual payout factor is qualitative and will be based on the executive’s achievement of goals, exceptional personal or team contribution or results, level of demonstrated effectiveness in the role and remarkable initiatives, subject to the individual performance STIP pool. For the company’s named executive officers and other senior vice presidents, the individual performance STIP pool is the sum of all eligible executives’ base salary, multiplied by the actual achievement of the company performance metrics, further multiplied by 15%.

Moreover, under the 2022 STIP, the amount payable to the company’s named executive officers, the other senior vice presidents, as well as certain other eligible employees for the portion of their incentive attributable to the achievement of business objectives, is limited to 5% of the company’s 2022 free cash flow (defined as net cash from operating activities less asset maintenance capital expenditures, adjusted for special items). Awards, if granted, are expected to be paid in the first quarter of 2023.

Employees remain eligible for prorated awards if they retire during the year or are terminated other than for cause after July 1, 2022. Employees who voluntarily resign or are terminated for cause before payment is made will not be eligible. The company may adjust financial and cost metrics, and may adjust any and all awards in its discretion. Awards are discretionary and subject to modification until they are made, including increases, decreases, cancellations, deferrals and other conditions, even if performance levels have been met.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE FOREST PRODUCTS INC.

	By:	/s/ Stephanie Leclaire
Date: February 8, 2022		Name: Stephanie Leclaire
Title: Senior Vice President and Chief Legal Officer